Exhibit 99.2

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND AND SPECIAL DIVIDEND

Minneapolis, MN (October 12, 2022)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.70 per share will be paid December 1, 2022 to shareholders of record on the close of business on November 9, 2022.  Additionally, the Board of Directors has approved the payment of a special dividend to shareholders. The special dividend of $3.00 per share will be paid on December 1, 2022 to shareholders of record on the close of business on November 9, 2022.  The total amount of the special dividend payment will be approximately $10.3 million based on the current number of shares outstanding. It is anticipated that Winmark will use cash on hand to finance the special dividend.  Future dividends will be subject to Board approval.

Brett D. Heffes, Chairman and Chief Executive Officer, stated, “Today’s announcement reinforces the strength of our operating model and our continued commitment to return excess capital to shareholders.  During 2022, we have completed approximately $49.1 million of share repurchases and declared $19.2 million of dividends resulting in a total return of capital of $68.3 million.”

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 24, 2022, there were 1,291 franchises in operation and over 2,800 available territories.  An additional 54 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.